Exhibit 99.1

EXECUTION VERSION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AGREEMENT, dated effective as of December 22, 2009, by and between Clear Channel Communications, Inc. (as successor to BT Triple Crown Merger Co., Inc. (“MergerSub”, the “Company”), CC Media Holdings, Inc. (“Holdings”) and Randall T. Mays (“Executive”).

WHEREAS, the Company, Holdings, and Executive previously entered into an Amended and Restated Employment Agreement dated as of July 28, 2008, as further amended effective January 20, 2009 (the “Existing Agreement”); and

WHEREAS, the Company, Holdings, and Executive desire to amend and restate the terms of the Existing Agreement, to be effective as of the Effective Date of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby amend and restate the Existing Agreement effective as of the Effective Date as follows:

1. Employment. The Company hereby agrees to continue to employ Executive as the Chief Financial Officer and as Vice-Chairman of the Company, and Executive hereby accepts such continued employment, on the terms and conditions hereinafter set forth.

2. Term. The period of employment of Executive by the Company under this Agreement shall commence December 22, 2009 (the “Effective Date”) and shall have an original term from the Effective Date through July 31, 2013 (the “Employment Period”), and shall be automatically extended thereafter for successive terms of one year each, unless either party provides notice to the other at least twelve months prior to the expiration of the original or any extension term that the Agreement is not to be extended. The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement.

3. Position and Duties. Executive shall continue to serve as Chief Financial Officer until the date on which the Company hires a new Chief Financial Officer to succeed him. During the Employment Period, Executive shall serve as Vice-Chairman of the Company, and shall report solely and directly to the Chief Executive Officer of Holdings. Executive shall have those powers and duties normally associated with the position of Vice-Chairman of entities comparable to the Company and such other powers and duties as may be prescribed by the Chief Executive Officer; provided, that such other powers and duties are consistent with Executive’s position as Vice-Chairman. Executive shall be provided with all the support as shall be appropriate to perform such duties of Vice-Chairman, including, but not limited to: office space, stenographic and secretarial assistance and use of the Company-provided airplane, all as otherwise provided in Section 5 of this Agreement. The Executive shall devote as much of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to satisfactorily perform his duties for the Company. In particular, but not in limitation of the foregoing, following the date on which Executive shall commence to act as Vice-Chairman of the Company, it is the expectation of the parties that Executive shall work no less than 40 hours per month, on average. Notwithstanding the above, Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees or on the Board of Directors of Live Nation Inc. and its committees (it being expressly understood and agreed that Executive’s continuing to serve on any such boards and/or committees on which Executive is serving, or with which Executive is otherwise associated, as of the Effective Date shall be deemed not to interfere with the performance by Executive of his duties and responsibilities under this Agreement), and (iii) deliver lectures or fulfill speaking engagements. During the Employment Period, for so long as Executive remains Vice-Chairman of the Company, Executive shall also serve as a member of the Board of the Company.

4. Place of Performance. The principal place of employment of Executive shall be at the Company’s principal executive offices in San Antonio, Texas.

5. Compensation and Related Matters.

(a) Base Salary and Bonus. During the Employment Period, the Company shall pay Executive a base salary at a rate of not less than $500,000 for calendar year 2009 and, thereafter, not less than $1,000,000 per year (“Base Salary”). Notwithstanding the foregoing, upon ceasing to act as Chief Financial Officer, Executive’s Base Salary shall be reduced automatically to the rate of $500,000 per year. Executive’s Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices. The Compensation Committee of the Board of Holdings (the “Compensation Committee”) shall review Executive’s Base Salary for increase (but not decrease) no less frequently than annually and consistent with the executive compensation practices and guidelines of the Company and Holdings. If Executive’s Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement. In addition to Base Salary, Executive shall be eligible to receive an annual bonus (the “Performance Bonus”), which shall be solely at the discretion of the Board of Holdings (and which may be zero). The Performance Bonus, if any, shall be payable in one lump sum between January 1 and March 15 of the year following the year for which the Performance Bonus was earned.

(b) Expenses and Perquisites. The Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses, in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified generally with respect to senior executive officers of the Company. In addition, during the Employment Period, Executive shall be entitled to, at the sole expense of the Company:

(i)	the use of an automobile appropriate to his position and no less qualitative than the automobile provided to him immediately prior to the date of this Agreement; and

(ii)	use of a Company-provided aircraft for personal travel, in accordance with Company policy as in effect on November 16, 2006 (the “Aircraft Benefit”), with such usage consistent with past practice.

(c) Vacation. Executive shall be entitled to the number of weeks of paid vacation per year that he was eligible for immediately prior to the date of this Agreement, but in no event less than four (4) weeks annually provided that, upon ceasing to act as Chief Financial Officer vacation shall be taken at the Executive’s discretion. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time. In addition to vacation, Executive shall be entitled to the number of sick days and personal days per year that other senior executive officers of the Company with similar tenure are entitled to under the Company’s policies.

(d) Services Furnished. During the Employment Period, the Company shall furnish Executive with office space, stenographic and secretarial assistance and such other facilities and services no less favorable than what he was receiving immediately prior to the date of this Agreement or, if better, as provided to other senior executive officers of the Company (other than the Chairman Emeritus).

(e) Welfare, Pension and Incentive Benefit Plans. During the Employment Period, subject to the terms of the applicable plan documents and generally applicable Company policies, Executive (and his spouse and dependents to the extent provided therein) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time for the benefit of its senior executives (other than benefits maintained exclusively for the Chairman Emeritus), including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. During the Employment Period, the Company shall provide to Executive (and his spouse and dependents to the extent provided under the applicable plans or programs) the same type and substantially equivalent levels of participation and employee benefits (other than severance pay plans and, except with the express consent of the Board of Holdings, incentive bonus programs other than as explicitly set forth in Section 5(a) hereof) as are being provided to other senior executives (and their spouses and dependents to the extent provided under the applicable plans or programs) on the Effective Date, subject to modifications affecting all senior executive officers.

(f) Amendments to Equity Incentive Awards.

(i) On the Effective Date, the parties shall execute such agreements and amendments to the Executive’s equity incentive awards and other documents as are necessary to provide that upon Executive’s cessation of service as the Company’s Chief Financial Officer, with respect to the stock options granted by Holdings to Executive on July 29, 2008 under the 2008 Executive Incentive Plan (the “2008 Stock Options”), two-thirds of the Tranche 1 Options and all of the Tranche 2 Options and Tranche 3 Options (as such terms are defined in the stock option agreement (“Stock Option Agreement”) shall be automatically terminated and of no further force and effect.

(ii) The parties shall execute such agreements and amendments to the Executive’s equity incentive awards and other documents as are necessary to provide that on and after the Effective Date, notwithstanding any other agreement to the contrary, neither Executive nor any family limited partnership or other estate planning vehicle established by Executive shall have the right to require Holdings (or any other person, including any Investor (as defined in the 2008 Executive Incentive Plan) to purchase any common stock or make payment in exchange for the cancellation of any stock option at any time or for specified consideration, provided that any shares of common stock of the Company held by Executive shall be free of restrictions on transfer, except those restrictions imposed by law or Holdings Insider Trading Policy, dated July 30, 2008, as amended from time to time.

(iii) The parties shall execute such agreements and amendments to the Executive’s equity incentive awards and other documents as are necessary to provide that as of the Effective Date: (1) all of Executive’s stock options in Company not forfeited pursuant to paragraph 5(f)(i), will vest immediately and remain exercisable through their original term notwithstanding any agreement that would limit the period of exercisability on account of termination of employment (but otherwise subject to earlier termination in accordance with the terms of Section 7 of the plan and Section 4 of the option agreement); (2) subject to the approval by the Clear Channel Outdoor, Inc. (“CCO”) Board (or any Compensation Committee to whom such authority has been delegated) and the provisions of any governing documents, all of Executive’s stock Options in CCO will vest immediately and remain exercisable through their original term notwithstanding any agreement that would limit the period of exercisability on account of termination of employment, (3) if Executive is terminated pursuant to paragraphs 6(a), 6(b), (d) and/or 6(e) of this Agreement, Executive’s unvested Restricted Stock in the Company will immediately vest and shall be free of restrictions; and (4) subject to the approval by the CCO Board (or any Compensation Committee to whom such authority has been delegated) and the provisions of any governing documents, all of Executive’s unvested Restricted Stock in CCO will immediately vest and be free of restrictions, except those restrictions imposed by law or the CCO Insider Trading Policy, as amended from time to time.

6. Termination. Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(a) Death. Executive’s employment hereunder shall terminate upon his death.

(b) Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder notwithstanding the provision of reasonable accommodation for a period of six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given after such six (6) month period Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Executive’s employment hereunder for “Disability”, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

(c) Cause. The Company shall have the right to terminate Executive’s employment for Cause by providing Executive with a written Notice of Termination, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, “Cause” shall mean:

(i)	Executive’s conviction of, or a plea of nolo contendre to, a crime constituting a felony under the laws of the United States or any state thereof that causes material and demonstrable injury, monetarily or otherwise, to the Company; or

(ii)	Executive’s committing or engaging in any act of fraud, embezzlement, or theft against the Company or its Affiliates that causes material and demonstrable injury, monetarily or otherwise to the Company; or

(iii)	Executive’s breach of any provision of Section 11 hereof that causes material and demonstrable injury, monetarily or otherwise, to the Company.

Whether “Cause” exists shall be determined by at least a majority of the members of the Board of the Company at a meeting of the Board called and held for such purpose, provided that at least a majority of the members of the Board of Holdings has determined prior to such meeting that Cause exists.

(d) Good Reason. Executive may terminate his employment for “Good Reason” by providing the Company with a written Notice of Termination within six (6) months of the event giving rise to “Good Reason”. The following events, without the written consent of Executive, shall constitute “Good Reason”:

(i)	Reduction in Executive’s Base Salary, other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten (10) business days after Executive gives the Company notice of such event;

(ii)	Failure by the Company to provide the Aircraft Benefit or any material breach of its obligations to provide such Benefit, which is other than insubstantial, inadvertent, not in bad faith and is not repeated; or

(iii)	Transfer of Executive’s primary workplace outside the city limits of San Antonio, Texas; or

(iv)	If Mark P. Mays is no longer Chief Executive Officer of the Company.

Executive expressly acknowledges and agrees that the Company’s provision of notice of non-renewal of the Agreement pursuant to Section 2 hereof, alone or in combination with the transition of Executive’s duties to another employee during the notice period, shall not constitute Good Reason.

Executive expressly waives any rights he might otherwise have, under the Existing Agreement or otherwise, to resign for Good Reason or otherwise receive any compensation in the nature of severance or separation pay or benefits as a result of the transaction contemplated by the Merger Agreement (the “Transaction”).

(e) Without Cause. The Company shall have the right to terminate Executive’s employment hereunder without Cause by providing Executive with a Notice of Termination at least thirty (30) days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement. In the event of termination pursuant to this Section 6(e), the Board of the Company may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay Executive his Base Salary for the initial thirty (30) days of the notice period or for any lesser remaining portion of such period, payable in accordance with the regular payroll practices of the Company.

(f) Without Good Reason. Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination at least thirty (30) days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement. In the event of termination pursuant to this Section 6(f), the Board of the Company may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay Executive his Base Salary for the initial thirty (30) days of the notice period or for any lesser remaining portion of such period, payable in accordance with the regular payroll practices of the Company.

7. Termination Procedure.

(a) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 15. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of death, (ii) if Executive’s employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date set forth in such Notice of Termination.

8. Compensation Upon Termination or During Disability. In the event Executive is disabled or his employment terminates during the Employment Period, the Company shall provide Executive with the payments and benefits set forth below; provided, however, that any obligation of the Company to Executive under Section 8(a), other than for Final Compensation, is expressly conditioned upon Executive signing and returning to the Company a timely and effective release of claims in the form attached hereto as Exhibit F (by the deadline specified therein (any such release submitted by such deadline, the “Executive Release of Claims”)) and delivering it to the Company within thirty (30) days of the date of his separation from service. Following the Company’s receipt of a timely and effective Release of Claims, the Company and Holdings shall execute a release of claims in favor of Executive in the form attached hereto as

Exhibit G (the “Company Release of Claims”). The Executive Release of Claims required for separation benefits in accordance with Section 8(a) creates legally binding obligations on the part of Executive, and the Company and its Affiliates therefore advise Executive and his beneficiary or legal representative, as applicable, to seek the advice of an attorney before signing it.

(a) Termination By the Company Without Cause or By Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason:

(i)	The Company shall pay to Executive his Base Salary, which for purposes of this Section 8(a) shall never be less than $1,000,000, and unused vacation pay accrued or prorated through the Date of Termination (together, the “Final Compensation”) and shall reimburse Executive pursuant to Section 5(b) for reasonable business expenses incurred but not paid prior to such termination of employment. The Final Compensation shall be paid in a lump sum as soon as practicable following the Date of Termination, but in no event later than two and a half months following the end of the taxable year including the Date of Termination.

(ii)	The Company shall continue (1) to pay to Executive his Base Salary, as defined by Section 8(a)(i), for the remainder of the initial Employment Period, and (2) maintain in full force and effect, for the continued benefit of the Executive and his eligible dependents, for the remainder of the initial Employment Period the medical and hospitalization insurance programs in which the Executive and his dependents were participating immediately prior to the Date of Termination, at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, that if Executive or his dependents cannot continue to participate in the Company plans and programs providing these benefits, the Company shall arrange to provide Executive and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs (the “Continued Benefits”), provided, that such Continued Benefits shall terminate on the date or dates Executive receives equivalent coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer. Notwithstanding anything to the contrary in this Section 8(a)(ii), the aggregate value (as the same would be determined under Section 280G of the Code) of the Continued Benefits shall in no event exceed Fifty Thousand Dollars ($50,000) (the “Aggregate Cap”); accordingly, the Company’s obligation to provide the Continued Benefits shall cease once such value of the Continued Benefits that have been provided to the Executive and/or his dependents reaches the Aggregate Cap, even if such date occurs prior to the end of the initial Employment Period.

(iii)	The Executive shall be entitled to continued use of any available Company-provided aircraft for personal travel in accordance with Section 5(b)(ii) (the usage of which shall not be unreasonably withheld) through the end of the initial Employment Period.

(b) Termination By the Company for Cause or By Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive other than for Good Reason, the Company shall pay Executive the Final Compensation at the time and in the manner set forth in Section 8(a)(i) hereof. The Company shall have no further obligation to Executive upon such termination under this Agreement.

(c) Disability. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), Executive shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 6(b), and the Company may, in its discretion, designate another individual to act in Executive’s place, and such designation shall not constitute Good Reason. In the event Executive’s employment is terminated for Disability pursuant to Section 6(b), the Company shall pay to Executive the Final Compensation at the time and in the manner set forth in Section 8(a)(i) hereof. The Company shall have no further obligation to Executive upon such termination under this Agreement.

(d) Death. If Executive’s employment is terminated by his death, the Company shall pay the Final Compensation to Executive’s beneficiary, legal representatives or estate, as the case may be, at the time and in the manner set forth in Section 8(a)(i) hereof. The Company shall have no further obligation to Executive upon such termination under the Agreement.

(e) Timing of Payments/Separation from Service. If at the time of Executive’s separation from service, Executive is a “specified employee,” as hereinafter defined, any and all amounts payable under this Section 8 in connection with such separation from service that constitute deferred compensation subject to Section 409A of Code (“Section 409A”), as determined by the Company in its reasonable discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months. For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

9. Gross-Up Payment.

(i)	Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) to or for the benefit of Executive provided under this Agreement (the “Payments”) would be subject to a twenty percent addition to taxation under Section 409A (“409A Tax”) or any interest or penalties are incurred by Executive with respect to such tax, then the Company shall pay to Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all 409A Taxes imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the 409A Taxes, interest, and penalties imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income and the highest applicable marginal rate of income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to (A) pay federal income taxes at the highest marginal rates of federal income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, (B) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (C) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income.

(ii)	Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) to or for the benefit of Executive (the “Payments”) as a result of the transactions consummated on July 30, 2008, pursuant to which MergerSub merged with and into the Company (the “Transaction”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to (A) pay federal income taxes at the highest marginal rates of federal income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, (B) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (C) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income.

(iii)	Subject to the provisions of Section 9(i) and 9(ii), as applicable, all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized public accounting firm that is selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company or Executive (collectively, the “Determination”). All fees and expenses of the Accounting Firm shall be borne solely by the Company, and the Company shall enter into any reasonable agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 9 with respect to any Payments made to Executive shall be made to the relevant tax authorities no later than the date on which the 409A Tax or Excise Tax on such Payments is due to the relevant tax authorities. If the Accounting Firm determines that no 409A Tax or Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the 409A Tax or Excise Tax, if any, on Executive’s applicable federal income tax return should not result in the imposition of a negligence or similar penalty.

(iv)

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code)

shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contest or disputes with the Internal Revenue Service in connection with the Excise Tax.

(v)	Executive expressly acknowledges and agrees that the Gross-Up Payment in Paragraph 9(ii) is limited exclusively to Excise Tax that may come due in connection with Payments to or for the benefit of Executive as a result of the Transaction, and that Executive will not be entitled to any Gross-Up Payments as a result of any change of control that may occur following the Effective Date.

10. Mitigation. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein. Additionally, amounts owed to Executive under this Agreement shall not be offset by any claims the Company may have against Executive, and the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

11. Restrictive Covenants.

(a) Confidential Information.

(i)

Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that Executive has developed and will develop Confidential Information for the Company or its Affiliates, and that Executive has learned and will learn of Confidential Information during the course of his employment. Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and Confidential Information, knowledge or data relating to the Company, its Affiliates and their businesses and investments, which shall have been obtained by Executive during Executive’s employment by the Company and which is not generally available public knowledge (other than by acts of Executive in violation of this Agreement or by any other person having an obligation of confidentiality to the Company or any of its Affiliates). Except as may be required or appropriate in connection with carrying out his duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), use, communicate or divulge any such trade secrets, Confidential Information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business. Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

For purposes of this Agreement, “Confidential Information” shall mean any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business, and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or any of its Affiliates, would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iii) the identity and special needs of the customers of the Company and its Affiliates and (iv) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed to others.

For purposes of this Agreement, “Affiliates” shall mean all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest. For the avoidance of doubt, Affiliates includes Holdings.

(ii)	All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates, and any copies, in whole or in part,

thereof (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company and its Affiliates. Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board of the Company or Holdings or its designee may specify, all Documents then in Executive’s possession or control.

(b) Restricted Activities. Executive hereby agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, trade secrets, Confidential Information and other legitimate interests of the Company and its Affiliates. In consideration of Executive’s employment hereunder, and the Company’s agreement to grant Executive access to trade secrets and other Confidential Information of the Company and its Affiliates and to their customers, and in view of the confidential position to be held by Executive hereunder, Executive agrees as follows:

(i)	Non-Solicitation. During the Employment Period and during the two year period immediately following termination of the Employment Period (the “Restricted Period”), Executive shall not, directly or indirectly: (A) hire, solicit for hiring or assist in any way in the hiring of any employee or independent contractor of the Company or any of its Affiliates, or induce or otherwise attempt to influence any employee or independent contractor to terminate or diminish such employment or contractor relationship or to become employed by any other radio broadcasting station or any other entity engaged in the radio business, the television business or in any other business in which the Company or any of its Affiliates is engaged (which, for the avoidance of doubt, includes without limitation the business of providing clients with advertising opportunities through billboards, street furniture displays, transit displays and other out-of-home advertising displays, such as wallscapes, spectaculars and mall displays (the “Outdoor Business”)), or (B) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them, or seek to persuade any such customer or prospective customer to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates. For purposes of this Agreement, an “employee” of the Company or any of its Affiliates is any person who was such at any time within the preceding two years; a “customer” of the Company or any of its Affiliates is any person or entity who is or has been a customer at any time within the preceding two years; and a “prospective customer” is any person or entity whose business has been solicited on behalf of the Company or any of its Affiliates at any time within the preceding two years, other than by form letter, blanket mailing or published advertisement. Notwithstanding this provision, during the Restricted Period, Executive will not be prohibited from hiring or soliciting his current assistant to work for him following his termination of employment with the Company.

(ii)	Non-Competition. For the six months following his termination of employment with the Company, Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates within the United States or anywhere else in the world where the Company or any of its Affiliates does business, or undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during Executive’s employment, and Executive further agrees not to work for or provide services to, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, any person or entity that is engaged in any business that is competitive with the business of the Company or any of its Affiliates for which the Executive has provided services, as conducted or in planning during his employment. For the purposes of this Section 11, the business of the Company and its Affiliates shall include the radio and television businesses, the Outdoor Business and any other business that was conducted or in planning during the Executive’s employment. The foregoing, however, shall not prevent Executive’s direct or beneficial ownership of up to five percent (5%) of the debt or equity securities of any entity, whether or not in the same or competing business.

(c) Assignment of Rights to Intellectual Property.

(i)	Executive shall promptly and fully disclose all Intellectual Property to the Company. Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Executive’s full right, title and interest in and to all Intellectual Property. Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

(ii)	For purposes of this Agreement, “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during Executive’s employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates; and “Products” means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during Executive’s employment.

(d) Conflict of Interest. Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest with the Company or any of its Affiliates.

(e) Modification of Covenants. The parties hereby acknowledge that the restrictions in this Section 11 have been specifically negotiated and agreed to by the parties hereto, and are limited only to those restrictions necessary to protect the Company and its Affiliates from unfair competition. Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restrictions in Section 11 hereof, and agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, trade secrets, Confidential Information and other legitimate interests of the Company and its Affiliates; and that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area. Executive acknowledges that the Company operates in major, medium and small-sized markets throughout the United States and many foreign countries, that the effect of Section 11(b) may be to prevent him from working in a competitive business after his termination of employment hereunder, and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which he is bound by such restraints. The parties hereby agree that if the scope or enforceability of any provision, paragraph or subparagraph of this Section 11 is in any way disputed at any time, and should a court find that such restrictions are overly broad, the court shall modify and enforce the covenant to permit its enforcement to the maximum extent permitted by law. Each provision, paragraph and subparagraph of this Section 11 is separable from every other provision, paragraph, and subparagraph, and constitutes a separate and distinct covenant.

(f) Remedies. Executive hereby expressly acknowledges that any breach or threatened breach by Executive of any of the terms set forth in Section 11 of this Agreement would result in significant, irreparable and continuing injury to the Company, the monetary value of which would be difficult to establish or measure. Therefore,

Executive agrees that, in addition to any other remedies available to it, the Company shall be entitled to preliminary and permanent injunctive relief in a court of appropriate jurisdiction against any breach or threatened breach, without having to post bond, as well as the recovery of all reasonable attorney’s fees expended in enforcing its rights hereunder, if the Company is the prevailing party.

12. Indemnification.

(a) General. The Company agrees that if Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a trustee, director or officer of the Company, Holdings, or any subsidiary thereof, or is or was serving at the request of the Company or any subsidiary as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Texas law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and, notwithstanding any provision in this Agreement to the contrary, such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company, and shall inure to the benefit of his heirs, executors and administrators.

(b) Expenses. As used in this Agreement, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

(c) Enforcement. If a valid claim or request under this Agreement is not paid by the Company or on its behalf within thirty (30) days after a written claim or request has been received by the Company, Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and, if successful in whole or in part, Executive shall be further entitled to be paid the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Texas law.

(d) Partial Indemnification. If Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Executive for the portion of such Expenses to which Executive is entitled.

(e) Advances of Expenses. Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive that the Company pay such Expenses; but, only in the event that Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which Executive is not entitled to indemnification and (ii) an affirmation of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

(f) Notice of Claim. Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive’s power and at such times and places as are mutually convenient for Executive and the Company.

(g) Defense of Claim. With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:

(i)	The Company will be entitled to participate therein at its own expense; and

(ii)	Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. Executive shall also have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and Executive, and, under such circumstances, the fees and expenses of such counsel shall be at the expense of the Company.

(iii)	The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Executive without Executive’s written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

(h) Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 12 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the declaration of trust or certificate of incorporation or by-laws of the Company, Holdings or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

13. Arbitration. Except as provided for in Section 11 of this Agreement, if any contest or dispute arises between the parties with respect to this Agreement, such contest or dispute shall be submitted to binding arbitration for resolution in San Antonio, Texas in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. The decision of the appointed arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. The losing party shall pay all expenses relating to such arbitration, including, but not limited to, the prevailing party’s legal fees and expenses.

14. Successors; Binding Agreement.

(a) Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred, except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinabove defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his right to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so designated in writing by Executive, or otherwise to his legal representatives or estate.

15. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Randall T. Mays

200 East Basse Road

San Antonio, Texas 78209

with a copy to:

Schmoyer Reinhard LLP

3619 Paesanos Parkway, Suite 202

San Antonio, Texas 78231

Attn: Shannon B. Schmoyer

If to the Company:

CC Media Holdings, Inc.

200 East Basse Road

San Antonio, Texas 78209

Attention: Secretary

and

Clear Channel Communications, Inc.

200 East Basse Road

San Antonio, Texas 78209

Attention: General Counsel

with a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attention: Loretta Richard

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles.

17. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter, including but not limited to the Existing Agreement, and excluding only any existing obligations on the part of Executive with respect to Confidential Information, assignment of intellectual property, non-competition and the like. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

20. Taxes. All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation. The Company, Holdings, Sponsor Group and Executive shall each use reasonable best efforts to minimize all taxes that may be due in connection with any award or payment made pursuant to this Agreement, including in connection with the Restricted Stock Award; provided, that Executive shall only be required to use such reasonable best efforts to the extent that Executive will not be economically disadvantaged as a result of such efforts.

21. Noncontravention. The Company represents that the Company is not prevented from entering into or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or declaration of trust, or any agreement to which it is a party, other than which would not have a material adverse effect on the Company’s ability to enter into or perform this Agreement.

22. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Clear Channel Communications, Inc.

By:

/s/ Mark P. Mays
Name: Mark P. Mays
Title: Chief Executive Officer

CC Media Holdings, Inc.

By:

/s/ Mark P. Mays
Name: Mark P. Mays
Title: Chief Executive Officer

/s/ Randall T. Mays
Randall T. Mays

[SIGNATURE PAGE TO RANDALL T. MAYS EMPLOYMENT AGREEMENT]